CST Brands, Inc. Reports Second Quarter 2016 Results

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Second Quarter 2016 Net Income of $27 million, or $0.36 per diluted share; an increase of 8% and 13% in net income and earnings per diluted share, respectively, over the Second Quarter 2015 Net Income of $25 million or $0.32 per diluted share. Excluding special items from the Second Quarter of 2016 and 2015, earnings per diluted share increased 26% to $0.39 per share from $0.31 per share for the same period of 2015

•	Generated Second Quarter 2016 EBITDA of $98 million, a 23% increase over Second Quarter 2015

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Compared to Second Quarter 2015, U.S. Merchandise & Services Gross Profits grew 27% and Canada Merchandise & Services Gross Profits grew 5% and, excluding the foreign currency exchange impact, increased 10% over Second Quarter 2015

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Compared to Second Quarter 2015, U.S. Motor Fuel Gross Profits grew 24% and Canada Motor Fuel Gross Profits grew 3% and, excluding the foreign currency exchange impact, increased 9% over Second Quarter 2015

•	Grew company-operated retail store base by 19% year-over-year through acquisitions and new-to-industry store construction

San Antonio, Texas, August 5, 2016 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the second quarter ended June 30, 2016.
Kim Lubel, Chairman and CEO of CST Brands said, “During the second quarter of 2016, we grew the company with impressive results both inside the stores and at the fuel pumps. This was led by continuing and substantial improvements in the U.S. with overall gross profits climbing to $233 million on increased sales and a 110 basis point improvement in merchandise and services margin capture over the second quarter of 2015.  Our Canadian stores grew merchandise and services gross profits 10%, excluding the effects of foreign currency change.”  Lubel went on to say, “We closed on the sale of our California and Wyoming properties, allowing us to bring down our debt and position the company for continued growth.  The integration of our Flash Foods network is on target and we have opened two new stores in Georgia and Florida. We have opened a total of 18 new stores in 2016 with 39 additional stores under construction.  I am pleased with our continued growth, reach, and ability to delight more customers every day. "
Second Quarter Results
For the three month period ended June 30, 2016, the Company reported net income of $27 million, or $0.36 per diluted share compared to net income of $25 million, or $0.32 per diluted share, for the same period in 2015. This improvement in net income was driven by an increase in both the U.S. and Canada motor fuel and merchandise and services gross profit during the quarter. For the three month period ended June 30, 2016, included in net income are certain acquisition expenses, legal expenses and professional fees of $2 million, net of tax. For the same period in 2015, included in net income was a gain on the sale of assets of $1 million, net of tax. Excluding these special items, net income would have been $29 million, or $0.39 per diluted share, and $24 million, or $0.31 per diluted share, for the three month periods ended June 30, 2016 and 2015, respectively.
EBITDA (non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $98 million for the three month period ended June 30, 2016 compared to $80 million for the same period in 2015 or a 23% increase. The increase in EBITDA was due primarily to an increase in both the U.S. and Canada motor fuel and merchandise and service gross profits.
U.S. merchandise and services gross profit increased 27% when compared to the second quarter of 2015, primarily driven by an overall increase in merchandise sales and gross margins in the Company's U.S. core and New-to-Industry (“NTI”) store sales, aided by acquisition and organic growth, including the Company’s acquisition of the Flash Foods stores. In addition to the improvement in non-fuel operations, motor fuel gross profit in the U.S. for the second quarter of 2016 grew to $73 million versus $59 million in the same quarter of 2015, which resulted from an increase in motor fuel gallons sold related to the Company's Flash Foods acquisition, an increase in premium fuel sales and favorable crude oil and wholesale motor fuel price trends.
In Canada, motor fuel gross profit increased 3% and merchandise and services gross profit increased 5% when compared to the second quarter of 2015, primarily driven by an increase in volume of motor fuel sold along with an improvement in merchandise and services sales that included grocery and packaged beverages. On a same-store basis, merchandise and services sales per site per day increased 5% when compared to the second quarter of 2015. Excluding the effects of foreign currency exchange, the Company’s overall gross profit in Canada would have increased 12% for the three month period ended June 30, 2016 when compared to the same period in 2015.
Six Months Results
For the six month period ended June 30, 2016, the Company reported net income of $46 million, diluted earnings per common share of $0.61 and EBITDA of $177 million. For the six month period ended June 30, 2015, the Company reported net income of $39 million, diluted earnings per common share of $0.50 and EBITDA of $146 million. The 21% growth in year-to-date EBITDA was driven in part by continued improvement in the Company's merchandise and services gross profits, including same-store sales gross profit growth in the U.S. and Canada of 6% and 6%, respectively (non-GAAP measures, including EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
Year to date, the Company has grown its company-operated stores by 19%, however, operating expenses have only increased 16% for the six month period ended June 30, 2016 when compared to the same period in 2015. The increase in company-operated stores was due to the acquisition of Flash Foods and NTI store openings.
Liquidity and Capital Resources
For the six months ended June 30, 2016, cash flow provided by operating activities totaled $186 million. Cash flow used in investing activities was $579 million, primarily related to capital expenditures and the Flash Foods acquisition. Total capital expenditures, excluding acquisitions, for the six months ended June 30, 2016 and 2015 were $140 million and $116 million, respectively. Cash flow provided by financing activities was $275 million, including net proceeds under the CST Brands' revolving credit facility of $311 million, dividends of $10 million and payments of $31 million on the CST Brands' term loan. The effect of foreign currency exchange rates was a decrease in cash of $2 million. Overall, cash decreased by $120 million. Cash, as of June 30, 2016, was $193 million.
On July 7, 2016, CST Brands consummated the previously announced sale of all 79 stores in the California and Wyoming markets to 7-Eleven, Inc. and its wholly-owned subsidiary, SEI Fuel Services, Inc. The closing purchase price for the transaction was $408 million plus adjustments for inventory and working capital. With the closing of this transaction, CST Brands expects to realize a significant tax benefit from the completion of a like kind exchange strategy with its acquisition of the Flash Foods properties in Georgia and Florida that closed earlier this year. The Company used $297 million of the cash proceeds from the sale to repay borrowings under CST’s revolving credit facility. As of August 3, 2016, approximately $419 million was available for future borrowings under CST Brands' revolving credit facility.
Continued Review of Strategic Alternatives
The Company announced on March 3, 2016 that it was commencing an exploration of strategic alternatives to further enhance stockholder value.  This process is active and continuing. The Company does not intend to provide updates unless or until it determines that disclosure is appropriate or necessary.

Third Quarter 2016 Guidance
The Company is providing the following guidance for its core store operations for the third quarter of 2016:

	Ranges	Third Quarter 2015 Results
U.S. Retail Segment:
Gallons Per Store Per Day	5,000 to 5,200	5,226
Merchandise and Services Sales Per Store Per Day	$4,400 to $4,500	$4.294
Merchandise and Services Gross Margin (%)	33.5% to 34.5%	33.4%

Canadian Retail Segment (Sales in U.S. dollars):
Gallons Per Store Per Day	3,300 to 3,400	3,270
Merchandise and Services Sales Per Store Per Day	$2,550 to $2,650	$2.603
Merchandise and Services Gross Margin (%)	30.5% o 31.5%	30.4%
Basis of Presentation
The CST Brands Statements of Income are presented on a consolidated basis; however, the amounts presented account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment. Consolidated financial statements that include CrossAmerica are provided in CST Brands’ 2016 Form 10-Q (June 30, 2016 report).
Conference Call
The Company will host a conference call on August 5, 2016 at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to discuss 2016 second quarter earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). A slide presentation for the conference call will also be available on the investor section of the Company’s website. To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating revenues	$2,518	$2,547	$4,552	$4,762
Cost of sales	2,189	2,270	3,923	4,216
Gross profit	329	277	629	546
Operating expenses:
Operating expenses	202	170	395	341
General and administrative expenses	32	30	71	69
Depreciation, amortization and accretion expense	45	33	84	66
Total operating expenses	279	233	550	476
Gain on the sale of assets, net	—	2	1	7
Operating income	50	46	80	77
Other income, net	4	2	15	4
Interest expense	(12)	(9)	(23)	(20)
Equity in earnings (loss) of CrossAmerica	(1)	(1)	(2)	(1)
Income before income tax expense	41	38	70	60
Income tax expense	14	13	24	21
Net income	$27	$25	$46	$39

Earnings per common share
Basic earnings per common share	$0.36	$0.32	$0.61	$0.50
Weighted-average common shares outstanding (in thousands)	75,624	76,705	75,561	76,800
Earnings per common share - assuming dilution
Diluted earnings per common share	$0.36	$0.32	$0.61	$0.50
Weighted-average common shares outstanding - assuming dilution (in thousands)	76,005	77,071	75,977	77,157

Dividends declared per common share	$0.0625	$0.0625	$0.1250	$0.1250
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating revenues:
Motor fuel	$1,233	$1,246	$2,179	$2,263
Merchandise and services(a)	474	391	887	736
Other(b)	—	1	1	1
Total operating revenues	$1,707	$1,638	$3,067	$3,000
Gross profit:
Motor fuel–before amounts attributable to CrossAmerica	$77	$61	$159	$126
Motor fuel–amounts attributable to CrossAmerica	(4)	(2)	(11)	(4)
Motor fuel–after amounts attributable to CrossAmerica	73	59	148	122
Merchandise and services(a)	160	126	301	239
Other(b)	—	1	1	1
Total gross profit	233	186	450	362
Operating expenses:
Operating expenses	146	117	288	232
Depreciation, amortization and accretion expense	35	23	64	47
Total operating expenses	181	140	352	279
Gain on sale of assets, net	—	2	—	7
Operating income	$52	$48	$98	$90

Core store operating statistics:(c)
End of period core stores	1,225	993	1,225	993
Motor fuel sales (gallons per store per day)	5,245	5,246	5,156	5,105
Motor fuel sales (per store per day)	$11,034	$13,325	$10,060	$12,153

Motor fuel gross profit per gallon, net of credit card fees	$0.132	$0.126	$0.142	$0.132
CST Fuel Supply wholesale profit attributable to CrossAmerica(e)	(0.007)	(0.003)	(0.008)	(0.003)
Motor fuel gross profit per gallon, net of credit card fees(d), (e)	$0.125	$0.123	$0.134	$0.129

Merchandise and services sales (per store per day)(a)	$4,261	$4,070	$4,081	$3,864
Merchandise and services gross profit percentage, net of credit card fees(a)	33.8%	32.7%	33.9%	32.6%

U.S. Retail (continued)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Company-operated retail stores:
Beginning of period	1,219	1,035	1,049	1,021
NTIs opened	7	5	13	6
Acquisitions	—	—	165	22
Closed or divested	(1)	(15)	(2)	(24)
End of period	1,225	1,025	1,225	1,025
End of period non-core retail stores	—	32	—	32
End of period core retail stores	1,225	993	1,225	993

Core store same-store information(c),(f):
Company-operated retail stores(g)	1,013	1,013	1,001	1,001
NTIs included in core same-store information(f)	78	78	76	76
Motor fuel sales (gallons per store per day)	5,224	5,248	5,098	5,116
Merchandise and services sales (per store per day)(a)	$4,152	$4,192	$3,995	$3,979
Merchandise and services gross profit percent, net of credit card fees(a)	33.7%	32.6%	33.9%	32.5%
Merchandise and services sales, ex. cigarettes (per store per day)(a)	$3,069	$3,072	$2,936	$2,899
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	39.9%	38.7%	40.2%	38.8%
Merchandise and services gross profit dollars(a)	$129	$126	$247	$234
Notes to U.S. Retail Segment Results
(a) Includes the results from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and ATM fees.
(b) Primarily consists of rental income.
(c) Represents the portfolio of core retail stores and excludes recently acquired retail stores that are being integrated or are under performance evaluation to determine if they are: (a) to be fully integrated into the existing core retail operations of CST, (b) to be converted into a dealer, or (c) other strategic alternatives, including divestiture or longer term operation by CrossAmerica. All NTIs are core stores and accordingly are included in the core system operating statistics. For the period of February 1 to March 31, 2016, Flash Foods stores were classified as non-core. Effective April 1, 2016, the Flash Foods stores are included in the U.S. Retail Segment’s core-store operations. Accordingly, their operations are excluded from the core system operating statics for a portion of the six-month period ended June 30, 2016, but are included in full for the three months ended June 30, 2016.
(d) Includes $0.05 per gallon of wholesale fuel distribution profit.
(e) CrossAmerica owns 17.5% of the Company's U.S. Retail segment’s wholesale fuel distribution profit as a result of its 17.5% limited partner equity interest in CST Fuel Supply. A separate entity, Fuel South LLC, distributes motor fuel to the Flash Foods retail operations.
(f) The same-store information consists of aggregated individual store results for all stores in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same-store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the core same-store metrics when they meet this criteria.

(g)	Includes 7 sites that do not sell motor fuel that were acquired in the Nice N Easy acquisition.

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canadian Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating revenues:
Motor fuel	$667	$768	$1,197	$1,444
Merchandise and services(a)	70	67	127	124
Other(b)	74	74	161	194
Total operating revenues	$811	$909	$1,485	$1,762
Gross profit:
Motor fuel	$61	$59	$106	$109
Merchandise and services(a)	22	21	41	40
Other(b)	13	11	32	35
Total gross profit	96	91	179	184
Operating expenses:
Operating expenses	56	53	107	109
Depreciation, amortization and accretion expense	10	10	20	19
Total operating expenses	66	63	127	128
Gain on sale of assets, net	—	—	1	—
Operating income	$30	$28	$53	$56

Total retail sites (end of period):
Company-operated (fuel and merchandise)	305	292	305	292
Commission agents (fuel only)	496	495	496	495
Cardlock (fuel only)	72	72	72	72
Total retail sites (end of period)	873	859	873	859

Average retail sites during the period:
Company-operated (fuel and merchandise)	306	292	305	293
Commission agents (fuel only)	495	495	495	495
Cardlock (fuel only)	72	72	72	72
Average retail sites during the period	873	859	872	860

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,217	3,201	3,078	3,147
Motor fuel sales (per site per day)	$8,389	$9,832	$7,539	$9,282
Motor fuel gross profit per gallon, net of credit card fees	$0.239	$0.234	$0.218	$0.222

Company-operated retail site statistics:
Merchandise and services sales (per site per day)(a)	$2,510	$2,551	$2,291	$2,348
Merchandise and services gross profit percentage, net credit card fees(a)	31.4%	31.1%	32.1%	32.1%

Canadian Retail (continued)	Three Months Ended		Six Months Ended
	June 30,		June 30,
Company-operated statistics(c)	2016	2015	2016	2015
Retail sites:
Beginning of period	306	294	303	293
NTIs opened	1	1	3	2
Acquisitions	—	—	—	—
Conversions, net(d)	—	—	1	—
Closed or divested	(2)	(3)	(2)	(3)
End of period	305	292	305	292

Average foreign exchange rate for $1 CAD to USD	0.75118	0.81023	0.75420	0.80933

Same store information ($ amounts in CAD):(e),(f)
Company-operated retail sites	287	287	287	287
NTIs included in same store information	34	34	34	34
Motor fuel sales (gallons per site per day)	3,437	3,397	3,334	3,383
Merchandise and services sales (per site per day)(a)	$3,304	$3,149	$3,085	$2,936
Merchandise and services gross profit percent, net of credit card fees(a)	31.4%	31.3%	32.1%	32.0%
Merchandise and services sales, ex. cigarettes (per site per day)(a)	$1,798	$1,730	$1,669	$1,615
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	43.3%	42.9%	44.1%	43.8%
Merchandise and services gross profit dollars(a)	$27	$26	$52	$49

Commission agent statistics(c)
Retail sites:
Beginning of period	495	495	494	495
New dealers	4	1	7	3
Conversions, net(d)	—	—	(1)	—
Closed or de-branded	(3)	(1)	(4)	(3)
End of period	496	495	496	495

Same Site Information(f):
Commission agent retail sites	472	472	469	469
Motor fuel sales (gallons per site per day)	2,717	2,731	2,568	2,641
Notes to Canadian Retail Segment Results

(a)	Includes the results from car wash sales and commissions from lottery and ATM fees.

(b)	Primarily consists of the Company's business and home energy operations.

(c)
Company-operated retail sites sell motor fuel and merchandise. The Company sells only motor fuel at commission agent sites. CST Brands does not currently distinguish between core and non-core stores in the Canadian Retail segment. All sites in the Canadian Retail segment are core stores.

(d)
Conversions represent stores that have changed their classification from commission agents to company-owned and operated or vice versa. Changes in classification result when the Company either takes over the operations of commission agents or convert an existing company owned and operated store to commission agents.

(e)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(f)
The same-store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same-store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the same-store metrics when they meet this criteria.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense and depreciation, amortization and accretion expense. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. The Company believes that EBITDA and EBITDAR are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the Company's business on a consistent basis by excluding the impact of items not directly resulting from its retail operations; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance. EBITDA, EBITDAR, adjusted net income and adjusted diluted earnings per share do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, EBITDAR, adjusted net income and adjusted diluted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of CST’s net income to EBITDA, EBITDAR, adjusted net income and adjusted diluted earnings per common share for the three and six months ended June 30, 2016 and 2015 (in millions except per share data or as otherwise noted):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
EBITDA and EBITDAR:
CST net income(a)	$27	$25	$46	$39
Interest expense	12	9	23	20
Income tax expense	14	13	24	21
Depreciation, amortization and accretion	45	33	84	66
EBITDA	98	80	177	146
Minimum rent expense(b)	12	9	23	17
EBITDAR	$110	$89	$200	$163

CST net income	$27	$25
Acquisition and discrete professional fees	3	—
Gain on sale of assets	—	(2)
Tax expense (benefit)	(1)	1
Adjusted net income	$29	$24

Diluted earnings per common share	$0.36	$0.32
Acquisition and discrete professional fees	0.04	—
Gain on sale of assets	—	(0.02)
Tax expense (benefit)	$(0.01)	$0.01
Diluted earnings per common share - adjusted	$0.39	$0.31

Weighted-average common shares outstanding - assuming dilution (in thousands)	76,005	77,071
			% Change
Canadian Retail segment gross profit in CAD	$125	$112	12%
Loss related to foreign exchange	29	21
Canadian Retail segment gross profit in USD	96	91
U.S. Retail segment gross profit	233	186
Consolidated gross profit	$329	$277

(a)
The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the previous pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

(b)	Minimum rent expense is defined in the CST Credit Facility as rent expense accrued during the period in accordance with U.S. GAAP, less contingent rentals.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.
Contacts

Investors:	Randy Palmer, Executive Director – Investor Relations, 210-692-2160

Media:	Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.